EXHIBIT 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Record 4th Quarter and Full Year Results

4th Quarter EPS up 10% to $.65 vs. $.59

8th Consecutive Year of Double-Digit EPS Growth

New York, New York, February 3, 2004 … Colgate-Palmolive Company (NYSE:CL) today announced its eighth consecutive year of double-digit earnings per share growth in the year ended December 31, 2003. Operating profit, gross profit and net profit margins all reached record highs for both the fourth quarter and full year 2003. This is Colgate’s 31st consecutive quarter of increased gross profit, net income and earnings per share.

Worldwide dollar sales, benefiting from both unit volume growth and favorable foreign exchange, rose 6.5% during the fourth quarter, higher than any fourth quarter in almost a decade. Operating profit climbed to an all-time high during the quarter, up 8% over a very strong performance in fourth quarter 2002, reaching a record 21.9% to sales. Gross profit margin increased 20 basis points to 54.8% in the fourth quarter, on top of a 100 basis point expansion in the year ago quarter which was aided by the launch of Colgate Simply White tooth whitening gel in the U.S. The increase in the 2003 gross profit would have been higher without the Simply White comparison. Global unit volume grew 2.0% against strong volume growth in the year ago period. As expected and previously disclosed, volume declined in North America versus the very difficult comparison, while all other operating divisions worldwide achieved healthy unit volume increases. Developing world unit volume increased a better-than-expected 7% during the quarter. Worldwide toothpaste unit volume including North America grew 5%.

Commercial marketing investment behind the Company’s core brands increased significantly in every operating division during the fourth quarter, both absolutely and as a percent to sales.

Net income increased 9% to a record $372.1 million for the fourth quarter and diluted earnings per share increased 10% to $.65 vs. $.59 in the year ago period. During the quarter the Company completed the sale of its European laundry detergent brands. The resulting one-time gain was largely offset by one-time charges including those associated with divesting these operations. As previously announced, $.04 per share of the gain benefited fourth quarter earnings, partially offsetting the fourth quarter loss from Simply White.

For the full year 2003, worldwide dollar sales rose 6.5% to $9.9 billion, an all-time record, global unit volume grew 3.5% and operating profit increased 8%. Net income rose 10% to a record $1,421.3 million and diluted earnings per share increased 12% to $2.46, also a record.

Reuben Mark, Chairman and CEO said, “We are pleased that Colgate met its commitment to deliver double-digit growth in earnings and earnings per share in 2003. Better-than-expected results in Latin America and strong results in Europe, Asia and Hill’s offset anticipated difficult comparisons in North America. Looking ahead to 2004, we feel strongly that we will meet global competitive requirements and at the same time deliver record sales and profits once again.

“We are gratified that cash flow in 2003 also exceeded our expectations. Free cash flow before dividends rose 16% and operating cash flow grew 10% to another all-time record level of $1,767.7 million for the year. This strong level of cash generation allows extra flexibility for funding both the GABA acquisition and our ongoing share buyback program.

“After-tax return on capital also set a new record at 38.0% for the year, up 340 basis points. Worldwide, we achieved the lowest level of net working capital ever, further strengthening our already strong balance sheet. All key financial ratios again improved in the quarter and the year.

“In December we sold our European detergent brands and announced the acquisition of GABA Holding AG, a leading European toothpaste company. These important moves are consistent with our global strategy of extreme focus and investment in our high margin, fast growing oral and personal care businesses, while de-emphasizing heavy-duty detergents. The GABA acquisition should close late first or second quarter of 2004.

“We are now even more sharply focused on our strategic priorities and are genuinely encouraged by the strength of our global business fundamentals. We are optimistic that our global ‘Funding the Growth’ programs, accelerated new product activity and investment in market share growth in key countries around the world all bode well for another record year on both the top and bottom lines in 2004.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter and full year results and to discuss the Company’s ongoing expectations. To access this call as a webcast, please go to Colgate’s web site on the internet at www.colgate.com.

The following are comments about divisional performance:

North America (22% of Company Sales)

North American sales and unit volume declined 7.5% and 6.0%, respectively, in line with expectations discussed via webcast in December. These results are compared with record sales and volume in the year ago quarter aided by the sell-in of Colgate Simply White tooth whitening gel during that period. Fourth quarter North American operating profit declined 24% versus record operating profit in the year ago period due to high advertising and promotional costs together with lower than planned volume on Colgate Simply White gel. Operating profit for all the rest of the North American businesses grew healthy double-digits. For the full year, unit volume grew 0.5%, and sales and operating profit declined 1.0% and 5%, respectively.

Colgate’s leadership of the U.S. toothpaste market continued in 2003 with a full-year national ACNielsen value share of 34.2%. Colgate’s toothpaste market share in the U.S. declined briefly late in the fourth quarter but has since returned to previous high levels. Toothpaste market share in the U.S. for the full month of January 2004 is at 34.2%, higher by more than two full share points than the number two competitor. Innovative new products driving U.S. growth include Colgate Simply White toothpaste, Colgate Total Advanced Fresh toothpaste, Colgate Whitening and Colgate Massager manual toothbrushes, Colgate powered toothbrushes for kids featuring LEGO’s BIONICLE, and Softsoap Aromatherapy, Softsoap Foamworks and Softsoap Naturals Milk & Honey brand liquid hand soaps.

New products recently announced to begin shipping during the first quarter 2004 are Colgate Total 2 in 1 toothpaste and mouthwash freshness, Ajax Ruby Red Grapefruit dishwashing liquid, Softsoap Naturals Milk & Rose and Milk & Lavender body washes with milk extracts, and Palmolive Oxy Plus dishwashing liquid, with powerful oxygenated cleaning action that lifts dirt and grease.

Europe (23% of Company Sales)

European sales and unit volume grew 15.0% and 3.0%, respectively, in the fourth quarter. The United Kingdom, Germany, Scandinavia, Russia, Turkey, Spain, Romania, Ukraine and Czech Republic each contributed healthy volume gains which more than offset expected volume declines in France and Italy due to poor economic conditions. Operating profit increased 15%. For the full year, unit volume grew 3.0%, sales grew 16.0% and operating profit increased 19% reflecting increased profitability for the division as well as favorable foreign exchange.

The continued success of Colgate Sensitive toothpaste drove record toothpaste shares in the United Kingdom, Portugal, Greece and Norway. Other new products contributing to growth throughout Western Europe include Colgate Whitening toothbrush, Palmolive Aromatherapy Sensual, Palmolive Thermal and Palmolive Thermal Spa shower gels and bath foams, Palmolive Oxygen dishwashing liquid and Soupline Hearts fabric conditioner tablets.

In Central Europe and Russia, successful new products driving growth include Colgate Triple Action, Colgate Total Advanced Fresh and Colgate Propolis toothpastes, Colgate Massager, Colgate Extra Clean and Colgate Navigator Plus manual toothbrushes, Palmolive Aromatherapy translucent bar soap, Lady Speed Stick Aloe deodorant now available in stick and spray forms, and Ajax multipurpose squeeze and spray liquid cleaners.

Latin America (23% of Company Sales)

Latin American dollar sales and unit volume grew a better-than-expected 7.0% and 5.5%, respectively, in the fourth quarter, continuing the strengthening trend that has been seen throughout 2003 and which should continue into 2004. Volume gains were achieved in Mexico, Brazil, Central America, Venezuela, Chile, Ecuador, Argentina, Peru, Uruguay and Bolivia. Dollar operating profit increased a better-than-expected 1% even after very high media and commercial spending on brand-building activities throughout the region and negative currency translation. For the full year, unit volume grew 4.0%, and dollar sales and dollar operating profit declined 1.0% and 5%, respectively.

Colgate continues to build its extremely strong Oral Care leadership in Latin America. New products contributing to market share gains include Colgate Total Plus Whitening and Sorriso Super Refreshing toothpastes, Colgate Simply White at-home tooth whitening gel and Colgate Active Angle, Colgate Extra Clean and Colgate Disney Finding Nemo manual toothbrushes. Driving growth in Personal Care are Palmolive Aromatherapy translucent bar soap, Protex SunCare and Protex Herbal bar soaps, Palmolive Caprice specialty shampoos and Lady Speed Stick Aloe deodorant now available in roll-on form. Standouts in Surface Care are Fabuloso Orange Energy and Ajax Baking Soda and Citrus liquid cleaners.

Asia/Africa (18% of Company Sales)

Asia/Africa unit volume grew 6.0% in the fourth quarter. China, India, Australia, Malaysia, Philippines, Senegal, South Africa and Vietnam each contributed strong volume gains. Sales rose 14.0% in the fourth quarter and operating profit increased 17%

to an all-time record level, again based on improved profitability combined with strengthened local currencies. For the full year, unit volume grew 7.5%, sales grew 13.5% and operating profit increased 21%.

Successful new products driving growth in Oral Care are Colgate Herbal and Colgate Herbal White toothpastes, and Colgate Premier Ultra and Colgate Navigator Plus manual toothbrushes. In China, for example, Colgate’s strong leadership in toothpaste continues with its national ACNielsen market share at 31.7% for the year, nearly 14 full share points ahead of the number two competitor in that country.

Protex SunCare bar soap, Palmolive Naturals shampoo and Palmolive Aromatherapy shampoo, shower gel, talc, liquid hand soap and translucent bar soap drove very strong growth in Personal Care throughout the region.

Hill’s Pet Nutrition (14% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 2.5% in the fourth quarter and was up 4.5% for the year. Sales rose 9.0% in the quarter to an all-time record level and operating profit increased 16%. For the full year, sales and operating profit increased 11.0% and 17%, respectively.

Hills’ healthy business in the U.S. specialty retail channel was driven by the continued success of Science Diet Nature’s Best and Science Diet Advanced Protection, a diet proven to increase vitality and alertness in adult dogs and cats. Fueling growth throughout the veterinary channel is Prescription Diet Feline m/d, a low carbohydrate diet clinically proven to alter a cat’s metabolism for effective weight loss and to help nutritionally manage diabetes.

Internationally, Japan, Hong Kong, Australia, Brazil, France, the United Kingdom, Spain, New Zealand, Philippines, and Russia each contributed strong volume gains. The continued roll-out of Science Plan and Science Diet Nature’s Best throughout Europe and Asia contributed to the strong international results.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Surface Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at www.colgate.com.

LEGO™ and BIONICLE™ are trademarks of the LEGO Group used here with special permission.

The Company’s annual meeting of shareholders is currently scheduled for Friday, May 7, 2004.

Certain financial measures contained in this release, as noted, exclude results for Colgate Simply White tooth whitening gel to allow comparisons of Colgate’s other product lines and businesses without the impact of Colgate Simply White, sales of which began in the third quarter of 2002. The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

Developing world as used in this document includes Latin America, Asia, Africa and Eastern Europe.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2002) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website on the internet at www.colgate.com.

(See attached tables for fourth quarter and full year results.)

Colgate-Palmolive Company Condensed Consolidated Statements of Income

For the three months and years ended December 31, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	Fourth Quarter		Year
	2003	2002	2003	2002

Net Sales	$2,572.6	$2,420.4	$9,903.4	$9,294.3

Cost of Sales	1,163.6	1,099.7	4,456.1	4,224.2

Gross Profit	1,409.0	1,320.7	5,447.3	5,070.1

Gross Profit Margin	54.8%	54.6%	55.0%	54.6%

Selling, General & Administrative Expenses	846.3	800.2	3,281.3	3,057.0

Operating Profit	562.7	520.5	2,166.0	2,013.1

Operating Profit Margin	21.9%	21.5%	21.9%	21.7%

Net Interest Expense	28.4	32.1	124.1	142.8

Income Before Income Taxes	534.3	488.4	2,041.9	1,870.3

Provision for Income Taxes	162.2	147.5	620.6	582.0

Effective Tax Rate	30.4%	30.2%	30.4%	31.1%

Net Income	372.1	340.9	1,421.3	1,288.3

Net Earnings Per Common Share

Basic	$.68	$.62	$2.60	$2.33

Diluted	$.65	$.59	$2.46	$2.19

Average Common Shares Outstanding

Basic	535.6	537.5	537.2	542.7

Diluted	576.1	582.6	578.8	589.1

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of December 31, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	December 31, 2003	December 31, 2002
Cash and marketable securities	$302.2	$177.5
Accounts receivable, net	1,222.4	1,145.4
Inventories	718.3	671.7
Other current assets	253.6	233.5
Property, plant and equipment, net	2,542.2	2,491.3
Other assets, including goodwill and intangibles	2,440.1	2,367.8

Total assets	$7,478.8	$7,087.2

Total debt	3,102.9	3,603.9
Other current liabilities	2,027.4	1,755.6
Other non-current liabilities	1,461.4	1,377.4
Total shareholders’ equity	887.1	350.3

Total liabilities and shareholders’ equity	$7,478.8	$7,087.2

Supplemental Balance Sheet Information:
Debt less cash and marketable securities	$2,800.7	$3,426.4
Working capital % of sales	1.7%	3.2%
After-tax return on capital	38.0%	34.6%

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2003	2002
Operating Activities:
Net income	$1,421.3	$1,288.3
Restructured operations, non cash portion	53.8	—
Depreciation and amortization	315.5	296.5
Gain before tax on sale of non-core product lines and
other investment activities	(107.2)	(5.2)
Voluntary contributions to benefit plans	(84.1)	(110.0)
Deferred income taxes	(48.8)	35.3
Changes in:
Accounts receivable	(14.4)	(18.0)
Inventories	(3.1)	(2.4)
Accounts payable and other accruals	188.7	107.7
Other non-current assets and liabilities	46.0	19.0

Net cash provided by operations	1,767.7	1,611.2

Investing Activities:
Capital expenditures	(302.1)	(343.7)
Sale of non-core product lines	127.6	—
Other investing activities	56.9	(13.5)

Net cash used in investing activities	(117.6)	(357.2)

Financing Activities:
(Payments on) proceeds from debt issuances	(574.8)	201.0
Dividends paid	(506.8)	(413.4)
Purchases of treasury shares	(554.9)	(1,105.2)
Proceeds from exercise of stock options	79.3	57.6

Net cash used in financing activities	(1,557.2)	(1,260.0)

Effect of exchange rate changes on cash and cash equivalents	4.5	1.2

Net increase (decrease) in cash and cash equivalents	97.4	(4.8)
Cash and cash equivalents at beginning of period	167.9	172.7

Cash and cash equivalents at end of period	$265.3	$167.9

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,767.7	$1,611.2
Less: Capital expenditures	(302.1)	(343.7)

Free cash flow before dividends	$1,465.6	$1,267.5

COLGATE-PALMOLIVE COMPANY—GEOGRAPHIC SALES ANALYSIS

Percentage Changes — Fourth Quarter and Full Year 2003 vs 2002

December 31, 2003

		COMPONENTS OF SALES CHANGE				COMPONENTS OF SALES CHANGE
Region	4th Qtr Sales Change	Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange	12 Months Sales Change	Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange

Total Company	+6.5%	+2.0%	-0.5%	+5.0%	+6.5%	+3.5%	+0.5%	+2.5%

Europe	+15.0%	+3.0%	-3.0%	+15.0%	+16.0%	+3.0%	-2.5%	+15.5%

Latin America	+7.0%	+5.5%	+6.0%	-4.5%	-1.0%	+4.0%	+7.5%	-12.5%

Asia/Africa	+14.0%	+6.0%	-3.0%	+11.0%	+13.5%	+7.5%	-2.5%	+8.5%

Total International	+11.5%	+4.5%	+0.5%	+6.5%	+8.5%	+4.5%	+1.5%	+2.5%

North America	-7.5%	-6.0%	-3.0%	+1.5%	-1.0%	+0.5%	-2.5%	+1.0%

Total CP Products	+6.0%	+1.5%	-0.5%	+5.0%	+6.0%	+3.5%	+0.5%	+2.0%

Hill’s	+9.0%	+2.5%	+1.0%	+5.5%	+11.0%	+4.5%	+1.5%	+5.0%

Colgate-Palmolive Company Segment Information

	Three Months Ended December 31,		Year Ended December 31,
Net Sales	2003	2002	2003	2002

Oral, Personal and Household Surface and Fabric Care

North America	$573.8	$620.9	$2,356.2	$2,374.1
Latin America	587.7	550.6	2,179.5	2,206.8
Europe	594.0	517.5	2,304.1	1,984.3
Asia/Africa	458.0	402.5	1,747.5	1,542.0

Total Oral, Personal and Household Surface and Fabric Care	2,213.5	2,091.5	8,587.3	8,107.2

Total Pet Nutrition	359.1	328.9	1,316.1	1,187.1

Total Net Sales	$2,572.6	$2,420.4	$9,903.4	$9,294.3

	Three Months Ended December 31,		Year Ended December 31,
Operating Profit	2003	2002	2003	2002

Oral, Personal and Household Surface and Fabric Care

North America	$113.7	$148.8	$547.4	$578.7
Latin America	159.9	157.7	613.3	647.4
Europe	118.6	103.3	488.2	409.0
Asia/Africa	72.7	62.1	280.7	232.6

Total Oral, Personal and Household Surface and Fabric Care	464.9	471.9	1,929.6	1,867.7

Total Pet Nutrition	101.6	87.6	371.0	318.3

Total Corporate	(3.8)	(39.0)	(134.6)	(172.9)

Total Operating Profit	$562.7	$520.5	$2,166.0	$2,013.1

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring charges and gains and losses on sales of non-strategic brands and assets.